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                                                                    Exhibit 23.1

The Board of Directors
Verso Technologies, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-45028) and Form S-8 (Nos. 333-92337, 333-80501, 333-85107 and
333-26015) of Verso Technologies, Inc. of our reports dated February 23, 2001, except as to Note 5, which is as of March 26, 2001, relating to the consolidated balance sheet of Verso Technologies, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2000 and related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Verso Technologies, Inc.



KPMG LLP
Atlanta, Georgia
March 29, 2001